  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2016

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure
On May 19, 2016, Griffin Capital Corporation, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the NETGEAR property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Acquisition of the NETGEAR Property
On May 17, 2016, the Registrant acquired a partial two-story, Class "B" flex building consisting of 142,700 net rentable square feet situated on a 8.1-acre site located in San Jose, California (the "NETGEAR property"). The NETGEAR property is leased in its entirety to NETGEAR, Inc. ("NETGEAR"). The purchase price for the NETGEAR property was $44.0 million, plus closing costs. The purchase price plus closing costs and certain acquisition expenses to third parties (reduced by certain adjustments, credits, and previous deposits) were funded with proceeds from the Registrant's public offering. The Registrant's advisor earned approximately $0.9 million in acquisition fees in connection with the acquisition of the NETGEAR property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.3 million in connection with the acquisition of the NETGEAR property, approximately $0.1 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.2 million of which were paid to unaffiliated third parties. The acquisition fees and expenses to be paid to the Registrant’s advisor were deferred and will be paid at a future date.
NETGEAR was founded in 1996 and operates as a global networking company that produces products to enable businesses and homes to share Internet access, peripherals, digital content, and applications among multiple personal computers and other Internet-enabled devices. NETGEAR (NASDAQ: NTGR) is not currently rated by any major Nationally Recognized Statistical Rating Organization due to the lack of debt on its balance sheet. Bloomberg, L.P. assigns NETGEAR a one-year credit default risk rating of IG-6, which is equivalent to an 'A' rating by Standard & Poor's.
The NETGEAR property is located within the "Golden Triangle" area of Silicon Valley in San Jose, California. NETGEAR utilizes the property as its world headquarters, housing its executive team and its support functions related to NETGEAR's operations. In addition, the property houses engineers on-site who perform research and development functions within lab spaces on the first floor. The Registrant believes the NETGEAR property is a business essential facility to NETGEAR's overall operations due to the research and management functions performed therein, NETGEAR's long term commitment to the area as evidenced by the property being its sole location in Silicon Valley and its recent lease renewal in 2015, and NETGEAR's substantial investment to renovate the facility in 2008 and 2015.
The NETGEAR lease is a triple-net lease with a remaining term of 9.4 years upon the Registrant's acquisition, expiring in September 2025. The forward 12-months' rent is approximately $2.9 million, with 3.0% annual increases for the remaining duration of the lease, and includes two five-year renewal options at market rent for comparable properties and a termination option effective July 2023 with at least 12 months' notice and a termination payment of approximately $1.2 million.
The going-in capitalization rate for the NETGEAR property is approximately 6.7%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from NETGEAR including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that NETGEAR will perform its obligations under its lease agreements during the next 12 months.
Griffin Capital Asset Property Management II, LLC will be responsible for managing the NETGEAR property and will be paid management fees in an amount of 3.0% of the gross monthly revenues collected from the NETGEAR property. Griffin Capital Asset Property Management II, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay the third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.
Item 9.01.    Exhibits
(d)    Exhibits.
99.1    Press Release regarding the NETGEAR property dated May 19, 2016

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: May 19, 2016	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary